Exhibit 10.28(a)

AMENDMENT NUMBER 1

TO THE

THE CHITTENDEN CORPORATION DEFERRED COMPENSATION PLAN

This Amendment No. 1 to the Chittenden Corporation Deferred Compensation Plan effective January 1, 2007 (the “Plan”) hereby further amends the Plan as described below pursuant to authority granted by the Board. This Amendment No.1 shall be effective as of December 1, 2005 except as otherwise specifically provided herein.

1.	Amounts credited to the Chittenden Stock Equivalent Account described in Section 5.1 of the Plan as of December 31, 2007 were converted into cash equivalents at the per-share “Cash Consideration” amount determined pursuant to the Agreement and Plan of Merger dated as of June 26, 2007 between People’s United Financial, Inc. and Chittenden Corporation effective January 1, 2008. Effective January 1, 2008, the Chittenden Stock Equivalent Account as referenced under Section 5.1 is eliminated under the Plan and all credits converted into cash equivalents as noted above, as well as all other deferrals under the Plan on and after January 1, 2008, shall be credited to the Cash With Interest Account as described in Section 5.1 notwithstanding Participant elections to the contrary.

2.	Effective December 31, 2008 the Plan shall be frozen, subject to the following: (a) there shall be no new Participants under the Plan; (b) there shall be no further Voluntary Deferrals under Section 3.1 of the Plan; and (c) except as otherwise provided herein, investment credits shall continue to apply to Participants’ outstanding Accounts until distribution of the entire balance of such Accounts in accordance with Plan terms.

3.	By adding Section 1.16 Separation from Service as follows:

“Separation from Service means the date the Participant experiences a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Employer and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Employer under Section 1.409A-1(h)(3) of the Treasury Regulations.”

4.	By capitalizing the reference to “separation from service” under Section 6.1(a)(i).

5.	Section 6.2 (a) Accounts Attributable to Deferrals on and after January 1, 2005 is amended by deleting the reference to “and the participant remains an Eligible Executive or Eligible Director during such one year period” under sub-clause (i) of said sub-section (a).

6.	Section 6.2(b) is amended by replacing the last paragraph with the following:

“Notwithstanding the foregoing, a Participant who has previously made a distribution election (time and/or form of payment election) relative to deferrals covered by this subsection may change such election without regard to the above restrictions in accordance election materials delivered to a Participant on behalf of the Committee, provided such election changes are made in accordance with applicable regulations under Code Section 409A, including IRS Notices 2006-79 and 2007-78, including that such elections be irrevocably made prior to December 31, 2006, 2007 or 2008, as applicable, and further provided that such elections do not apply to amounts that would otherwise have been payable to the Participant in 2006, 2007 or 2008, as applicable, or cause a payment to be accelerated to 2006, 2007 or 2008, as applicable.”

7.	Section 6.4 Delay in Distributions is amended by replacing the entire provision with the following:

“A scheduled payment shall normally be paid within 30 days of the scheduled payment date, but under no circumstances shall a scheduled payment be made later than the end of the calendar year in which the scheduled payment date falls, or if later, by the 15th day of the third calendar month following the scheduled payment date. Further, the Committee may direct that a scheduled payment be made up to 30 days before the designated payment date. Under no circumstances, however, shall a Participant or Beneficiary be permitted, directly or indirectly, to designate the taxable year of the payment under this paragraph.”

8.	Section 8.2 Distribution Upon a Change in Control Event is amended by replacing the first sentence of said section with the following:

“A Participant may be permitted to make a one-time election on the Participant’s initial Election Form (or as part of a transition election that is made available under Section 6.2(b)) to have his or her Account distributed at a different time and/or in a different form upon the occurrence of a Change in Control Event in accordance with the provisions of an Election Form made available to the Participant by the Committee; provided, however, that no such election may be made after December 31, 2007.

In WITNESS WHEREOF, the Corporation has caused this Amendment Number 1 to the Chittenden Corporation Deferred Compensation Plan to be executed by its officer duly authorized.

People’s United Financial, Inc.

as successor by merger to

Chittenden Corporation

By:	/s/ Robert E. Trautmann
Name:	Robert E. Trautmann
Title:	Executive Vice President
Date:	12/29/08

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